HEARTLAND GROUP, INC.
FORM N-SAR: June 30, 2002

TRANSMITTAL LETTER

VIA EDGAR

Securities and Exchange Commission
RE:  Form N-SAR
        June 30, 2002

Ladies and Gentleman:

Attached for filing herewith is the Form N-Sar for Heartland Group, Inc. This form is being filed solely for the series of the Registrant designated as Heartland Select Value Fund, Heartland Value Plus Fund, Heartland Value Fund and Heartland Wisconsin Tax Free Fund.

The other series, designated as the Heartland Taxable Short Duration Municipal Fund, Heartland Short Duration High-Yield Municipal Fund, and the Heartland High-Yield Municipal Bond Fund, were placed into Receivership on March 21, 2001, are not included in this filing.

By (Signature and Title)* /s/ Nicole J. Best
                                         Nicole J. Best
            Treasurer & Principal Accounting Officer

				SUB-ITEM 77D

POLICIES WITH RESPECT TO SECURITY INVESTMENTS


	The following changes were made to the investment policies of the series ("Funds") of the registrant identified below effective May 1, 2002.

1. HEARTLAND SELECT VALUE FUND

The Fund revised the range in number of stocks it currently invests in from a range of 25 to 35 to a range of 35 to 50 stocks.

Although the Fund may invest up to 35% of total assets in debt securities of corporate and governmental issuers, the Fund adopted a non-fundamental policy to limit its investments in debt securities to l0% of assets stated as follows:

"To pursue its objective, the Fund may also invest in debt securities, although under normal market conditions the Fund will not invest more than 10% of its assets in such securities..."

Although the Fund has borrowing authority, it modified its statement with respect to its policy on borrowing to state that it does not currently intend to borrow.


     2.	HEARTLAND VALUE PLUS FUND

The discussion of the Fund's investment objective and policies was revised to clarify that it sought long-term capital appreciation and modest current income, to increase the range in the number of stocks in which it currently invests from a range of 25 to 35 to a arrange of 30 to 50 securities and to substitute a range of market capitalizations of between $300 million and $2 billion for the companies in which it primarily invests, rather than a ceiling of $2 billion. The revised discussion is as follows:

"The Heartland Value Plus Fund seeks long-term capital appreciation and modest current income. The Fund invests primarily in a limited number of equity securities of smaller companies selected o a value basis. The Fund generally invests in dividend-paying common stocks, and may also invest in preferred stocks and convertible securities.
The Fund primarily invests in companies with market capitalizations between $300 million and $2 billion.

		The Fund invests in a limited number of stocks
(currently 30 to 50)...."

Although the Fund may invest up to 35% of total assets in debt securities of corporate and governmental issuers, the Fund adopted a non-fundamental policy to limit its investments in debt securities to l0% of assets. Cash and cash equivalents are not included for purposes of this limitation. The Fund's revised policy with respect to debt securities is stated as follows:

"To pursue its objective, the Fund may also invest in debt securities, although under normal market conditions the Fund will not invest more than 10% of its assets in such securities..."

Although the Fund has borrowing authority, it modified its statement with respect to its policy on borrowing to state that it does not currently intend to borrow.


   3.   HEARTLAND VALUE FUND

The Fund modified the market capitalization limitations applicable to the companies in which it primarily invests from a limitation increasing the ceiling from $1 billion to $1.5 billion and increasing its area of emphasis to those with market capitalizations under $250 million to those with capitalizations under $300 million. The revised discussion of market capitalizations is as follows:

" ...The Fund invests primarily in common stocks of companies with market capitalizations of less than $1.5 billion selected on a value basis, and may invest a significant portion of its assets in companies with market capitalizations of less than $300 million..."

Although the Fund may invest up to 35% of total assets in debt securities of corporate and governmental issuers, the Fund adopted a non-fundamental policy to limit its investments in debt securities to l0% of assets stated as follows:

"To pursue its objective, the Fund may also invest in debt securities, although under normal market conditions the Fund will not invest more than 10% of its assets in such securities..."

Although the Fund has borrowing authority, it modified its statement with respect to its policy on borrowing to state that it does not currently intend to borrow.


4. HEARTLAND WISCONSIN FUND

The Fund modified its fundamental policy with respect to the investment of 80% of its assets so that the income earned thereon is not only exempt from federal and Wisconsin personal income tax, but also is not a tax preference item under the federal alternative minimum tax rules. The revised policy is as follows:

"As a matter of fundamental policy, under normal market conditions, the Fund invests at least 80% of its assets so that the income earned thereon is exempt from federal and Wisconsin personal income tax and is not a tax preference item under the federal alternative minimum tax rules."

The Fund reduced from 35% to 20% the limit on total assets that may be invested in debt obligations rated below investment grade (i.e., lower than BBB- by Standard & Poor's Ratings service or a comparable rating by another nationally recognized statistical rating organization) and eliminated the separate 20% limit on debt obligations rated lower than B-.

Although the Fund has borrowing authority, it modified its statement with respect to its policy on borrowing to state that it does not currently intend to borrow.




SUB-ITEM 77E

LEGAL PROCEEDINGS

Heartland Group, Inc. (the "Corporation") and its series designated the High-Yield Municipal Bond and Short Duration
High-Yield Municipal Funds (the "High-Yield Funds"), as well as Heartland Advisors, Inc., the investment advisor and distributor for the High-Yield Funds ( the "Advisor"), and certain of the Advisor's present and former employees, and the Corporation's directors and independent accountants were named as defendants in several suits, including a consolidated class action brought by shareholders of the High-Yield Funds. The litigation arose out of a repricing of the securities in the High-Yield Funds in October 2000. On July 18, 2002, pursuant to a stipulation and following a fairness hearing, the U.S. District Court for the Eastern District of Wisconsin approved a settlement under the terms of which the Corporation, its directors, the High-Yield
Funds, the Advisor and certain of its present and former employees were dismissed and released from all claims in the class action upon establishment of a settlement fund for the benefit of the class plaintiffs.
Neither the Corporation, nor the High Yield Funds nor any other of the Corporation's series mutual funds, nor the Corporation's directors or officers were required to contribute to the settlement fund.